Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-292063 and 333-276310) of our report dated April 30, 2026, with respect to the consolidated financial statements of VS Media Holdings Limited and its subsidiaries, appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Assentsure PAC

Singapore

April 30, 2026